EXHIBIT 10.2

IZEA, INC.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789

July 17, 2018

ZenContent, Inc.
Attn: Mr. Joseph DeMike, Stockholders’ Agent

IZEA, Inc., a Nevada corporation (the “Buyer”), and Joseph DeMike, Brianna DeMike (“Mrs. DeMike”) and each of the Minority Stockholders, for whom Mr. DeMike has been appointed the Stockholders’ Agent (each, a “Stockholder” and, collectively, the “Stockholders”), being all of the stockholders of ZenContent, Inc., a California corporation (the “Company”), entered into a Stock Purchase Agreement, dated as of July 31, 2016 (the “Purchase Agreement”), as amended by the First Amendment to the Purchase Agreement dated October 21, 2016, which they now desire to amend and modify as set forth in this second amendment (the “Second Amendment”). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.)

1.The parties state and agree that the First Amendment is hereby null and void, and of no further force and effect as of July 17, 2018. Notwithstanding the foregoing, the parties agree that the outstanding amount of $9,817.82 due for commissions earned on IZEA Legacy Revenue in 2017 will be issued to the Stockholders in the percentages indicated on Exhibit A, no later than July 31, 2018.

2.IZEA hereby waives its right under Section 1.1.(e) of the Purchase Agreement to reduce the 36-Month Cash/Stock Payments and Performance Payments for 2018 and 2019 in connection with Mrs. DeMike’s early separation of employment.

3.In lieu of the Performance Payments described in Section 1.1.(d) of the Purchase Agreement, a section which the parties agree shall be deemed null and void, IZEA agrees to pay the following sums as Performance Payments: $45,000 in cash due November 1, 2018, and $45,000 in cash or stock, at IZEA’s option, due November 1, 2019. Payment in the form of stock shall be based on the thirty (30) trading day volume-weighted average closing price of the IZEA stock prior to the payment date, as reported by the NASDAQ Capital Market or the primary stock market on which the Buyer Common Stock is then traded.

4.The payments identified in paragraph 3 above shall be transmitted on or before each due date and made payable to the named ZenContent stockholders and in the percentages indicated on Exhibit A, either via ACH or check via U.S. mail to the addresses on file (the accuracy of which is the responsibility of the Stockholders), at IZEA’s discretion.

5.Release of Claims. Except for the obligations contained herein, Parties agree to release fully and unconditionally and forever discharge each other (including their respective directors, officers, employees, attorneys, agents and servants) from and on account of any and all claims, demands, actions, causes of action, obligations, damages, losses, costs, liabilities, or charges, known or unknown, of any nature or kind relating or pertaining to the Purchase Agreement prior to July 17, 2018.

6.Any and all restrictions and covenants not to compete and not to solicit contained in the Purchase Agreement shall expire and terminate on July 31, 2018, except with respect to Mrs. DeMike’s obligations under Section VI.3.

7.Subsequent Action. In the event of any dispute arising out of or relating to the performance, construction or interpretation of the Stock Purchase Agreement, as amended, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs, including expert witness fees, paralegal fees, e-discovery costs, and other reasonable fees or costs incurred in the prosecution or defense of any claim arising hereunder, up through and including any appeals.

8.Construction of Certain Words. On and after the date of this Second Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or like words shall mean and be a reference to the Agreement as amended hereby.

9.Effect on Purchase Agreement; Miscellaneous. The Purchase Agreement shall be deemed to be amended and modified by the terms of this Second Amendment. Except as so amended and modified, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. This Second Amendment shall be governed by the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law, and may be executed in one or more counterparts which together shall constitute one instrument.

Very truly yours,

IZEA, INC.

By:/s/ Edward H. Murphy Edward H. Murphy President and Chief Executive Officer

Agreed to and Accepted as of
the date first written above:

The Stockholders:

/s/ Joseph DeMike
Joseph DeMike, as himself and as
Stockholders' Agent

/s/ Brianna DeMike
Brianna DeMike